Exhibit 99.1
News Release

Contact:	David Higie
Phone:	(412) 269-6449
Release:	Immediate (Nov. 9, 2009)
BAKER ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER AND FIRST NINE MONTHS OF 2009
     PITTSBURGH — Michael Baker Corporation (NYSE Amex:BKR) today reported its financial results for the third quarter and first nine months of 2009.
     As announced earlier, on September 30, 2009, the Company sold its former Energy business segment for $37.9 million, plus a net asset adjustment which is estimated to be $9.3 million. As a result of this disposition, the financial results of the former Energy segment have been reclassified as discontinued operations for all periods presented in the condensed consolidated financial statements. The information contained in this news release pertains to Baker’s continuing operations, while the Company’s 10-Q, which is being filed with the SEC concurrent with this announcement, presents a complete discussion of both continuing and discontinued operations.
     For the quarter, Baker reported income from continuing operations of $7.0 million, or $0.78 per diluted share, on total contract revenues of $110 million. This compares to income from continuing operations of $6.9 million, or $0.78 per diluted share, on total contract revenues of $119 million in the third quarter of 2008. The higher income from continuing operations, on lower revenue, is attributable primarily to an increase in equity income from the Company’s unconsolidated joint venture operating in Iraq. The decrease in revenue for the current period relates to a net decline of $7.3 million in work performed for the Federal Emergency Management Agency (FEMA) and a decrease of $0.9 million in work directly performed by Baker as a subcontractor to the previously mentioned unconsolidated joint venture operating in Iraq. This was partially offset by a $0.6 million increase in project incentive awards compared to the third quarter of 2008, and increases on several existing transportation projects.
     Operating income in the third quarter of 2009 was $7.5 million, compared to $10.2 million in the same period in 2008. This year-over-year decrease is attributable primarily to the lower revenue mentioned earlier and an increase in incentive compensation accruals based on year-to-date achievement toward the plan targets. Other income was $3.4 million in the current quarter compared to $1.1 million in the prior period, primarily due to a $2.8 million increase in equity income from the unconsolidated joint venture operating in Iraq.
     Total backlog for continuing operations at September 30, 2009 was $1.43 billion, compared to $984 million at December 31, 2008. Of these totals, $438 million and $450 million are considered funded backlog. Included in funded backlog at September 30, 2009, was $47 million related to the Company’s FEMA Map Modernization contract, compared to $68 million at December 31, 2008.
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ADD ONE — BAKER FINANCIAL RESULTS FOR THIRD QUARTER 2009
     On the balance sheet as of September 30, 2009, the Company had a cash balance of approximately $73 million and no long-term debt. In addition, at September 30, 2009, the Company had a receivable related to the sale of the Energy segment of $47.2 million, consisting of $37.9 million, which was received shortly after the close of the transaction, and an estimated $9.3 million for net asset adjustments, which the Company expects to realize before the end of 2009.
     For the first nine months of 2009, the Company reported income from continuing operations of $18.7 million, or $2.10 per diluted share, on total contract revenues of $339 million, compared with income from continuing operations of $20.6 million, or $2.32 per diluted share, on total contract revenues of $341 million in the first nine months of 2008.
     The full-year forecasted effective income tax rate from continuing operations was 38.0 percent and 39.0 percent at September 30, 2009 and 2008, respectively.
     Commenting on the results, President and Chief Executive Officer Bradley L. Mallory said, “It is never easy to achieve the clarity of focus necessary to ensure the continued success of a strong and viable core business, but with the recent sale of our Energy segment, we have done just that. These financial results partially mask this overarching truth. Our core Engineering business has been solidly profitable, and we expect continued growth in profitability going forward, despite the slight flattening of revenues resulting from the changing nature of our work for FEMA.”
     Michael Baker Corporation provides architecture, engineering and construction services for its clients’ most complex challenges worldwide. The firm’s primary business areas are aviation, defense, environmental, facilities, geospatial, homeland security, municipal & civil, pipelines & utilities, transportation and water. With more than 2,300 employees in over 40 offices across the United States, Baker is focused on creating value by delivering innovative and sustainable solutions for infrastructure and the environment.
Conference Call
     Michael Baker Corporation has scheduled a conference call and webcast for Tuesday, November 10, at 10:00 a.m. EST, to discuss the third quarter and first nine months’ results. Please call 800-860-2442 at least 10 minutes prior to the start of the call. To access the webcast, please visit the investor relations portion of Baker’s website at www.mbakercorp.com
(The above information contains forward-looking statements concerning our future operations and performance. Forward-looking statements are subject to market, operating and economic risks and uncertainties that may cause our actual results in future periods to be materially different from any future performance suggested herein. Factors that may cause such differences include, among others: increased competition; increased costs; changes in general market conditions; changes in industry trends; changes in the regulatory environment; changes in our relationship and/or contracts with the Federal Emergency Management Agency (“FEMA”); changes in anticipated levels of government spending on infrastructure, including the Safe, Accountable, Flexible, Efficient Transportation Equity Act—A Legacy for Users (“SAFETEA-LU”); changes in loan relationships or sources of financing; changes in management; changes in information systems; late SEC filings; and, the restatement of financial results. Such forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.)
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ADD TWO — BAKER FINANCIAL RESULTS FOR THIRD QUARTER 2009
FINANCIAL SUMMARY
(Unaudited)

	For the three months		For the nine months
Operating Results	ended September 30,		ended September 30,
(In thousands, except earnings per share)	2009	2008	2009	2008

Revenues	$110,153	$119,155	$338,560	$341,317

Gross profit	22,239	23,788	67,605	68,456

Operating income	7,523	10,201	23,648	30,923

Income before income taxes	10,919	11,317	30,129	33,799

Income from continuing operations	6,962	6,903	18,680	20,617

Income from discontinued operations	355	4,900	3,622	5,649

Net income attributable to Michael Baker Corporation	$7,278	$11,793	$22,166	$26,166

Weighted average shares outstanding:
Basic	8,859	8,812	8,849	8,805
Diluted	8,939	8,898	8,928	8,887

Earnings per share:
Basic-continuing operations	$0.78	$0.78	$2.12	$2.34
Diluted-continuing operation	0.78	0.78	2.10	2.32
Basic-net income	0.82	1.34	2.51	2.97
Diluted-net income	$0.81	$1.33	$2.48	$2.94

Backlog	As of
(In millions)	September 30,	December 31,
	2009	2008

Funded	$437.7	$449.5
Unfunded	991.4	534.7

Total	$1,429.1	$984.2

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ADD THREE — BAKER FINANCIAL RESULTS FOR THIRD QUARTER 2009

	As of
Condensed Balance Sheet	September 30,	December 31,
(In thousands)	2009	2008
ASSETS
Cash and cash equivalents	$73,361	$49,050
Proceeds receivable — Energy sale	47,234	—
Receivables, net	64,847	113,676
Unbilled revenues on contracts in progress	52,238	70,455
Prepaid expenses and other	14,796	16,756

Total current assets	252,476	249,937

Property, plant and equipment, net	13,201	16,671
Goodwill and other intangible assets, net	9,723	17,254
Other long-term assets	6,792	8,200

Total assets	$282,192	$292,062

LIABILITIES & SHAREHOLDERS’ INVESTMENT
Accounts payable	$31,460	$42,421
Accrued compensation and insurance	38,435	47,162
Other accrued expenses	18,859	28,696
Billings in excess of revenues on contracts in progress	16,355	17,449

Total current liabilities	105,109	135,728

Other long-term liabilities	8,586	13,418

Total liabilities	113,695	149,146

Common Stock	9,389	9,351
Additional paid-in capital	49,426	48,405
Retained earnings	114,380	92,214
Accumulated other comprehensive loss	(306)	(2,565)
Less — Treasury shares	(4,761)	(4,761)

Total Michael Baker Corporation shareholders’ investment	168,128	142,644
Noncontrolling interests	369	272

Total shareholders’ investment	168,497	142,916

Total liabilities & shareholders’ investment	$282,192	$292,062

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